--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

          Date of Report (Date of earliest event reported) June 9, 2003

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


         North Carolina                  0-12781                56-1001967
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
         incorporation)                                    Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)




  ---------------------------------------------------------------------------
         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

                                      INDEX
                                      -----


                                                                     Page
                                                                     ----
Item 7 - Exhibits                                                      3

Item 9 - Regulation FD Disclosure (disclosing information              3
         pursuant to  Item 12, Results of Operations and
         Financial Condition)
Signature                                                              4

Exhibits

    Item 7 -- Exhibits

    99(a)  News Release dated June 9, 2003

    99(b)  Financial Information Release dated June 9, 2003

     Item 9 -- Regulation FD Disclosure (disclosing information pursuant to Item 12, Results of Operations and Financial Condition)

On June 9, 2003, Culp, Inc. (the "Registrant") issued a news release to announce its financial results for the quarter and year ended April 27, 2003. The news release is attached hereto as Exhibit 99(a).

Also on June 9, 2003, the Registrant  released a Financial  Information  Release
containing   additional   financial   information  and  disclosures   about  the
Registrant's fourth quarter and year ended April 27, 2003.


Forward Looking Information. This Report and the exhibit attached hereto contain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, Forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events of results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     ----------------------------
                                     Executive Vice President and
                                     Chief Financial Officer





Dated:  June 9, 2003

Exhibit 99(a)

                                 NEWS RELEASE

Investor Contact:  Kathy J. Hardy         Media Contact:  Kenneth M. Ludwig
                   Corporate Secretary                    Senior Vice President,
                   336-888-6209                           Human Resources
                                                          336-889-5161


                 CULP ANNOUNCES FISCAL YEAR-END 2003 RESULTS
                        ------------------------------
            ANNUAL EARNINGS AND MARGIN IMPROVEMENT REFLECT BENEFITS
            OF RESTRUCTURING ACTIONS AND BALANCE SHEET MANAGEMENT


HIGH POINT, N.C. (June 9, 2003) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended April 27, 2003. The highlights include:

o Significant improvement in earnings and margins over the prior year (excluding cumulative effect of accounting change)
o     Free cash flow of $23.0 million for fiscal 2003
o Further balance sheet improvement with a $19.7 million prepayment in long-term debt in the fourth quarter
o Long-term debt of $76.5 million, down $32.0 million from $108.5 million at the end of fiscal 2002

      For the three months ended April 27, 2003, net sales were $90.2 million compared with $108.4 million a year ago. The financial results for the fourth quarter include a total of $1.0 million in restructuring and related charges, all of which reflect previously announced restructuring initiatives. Including restructuring and related charges in both periods, the company reported net income of $3.3 million, or $0.28 per diluted share, for the fourth quarter of fiscal 2003, compared with a net loss of $1.6 million, or $0.14 per share, in the fourth quarter of fiscal 2002. Excluding restructuring and related charges, the company reported net income of $3.9 million, or $0.33 per diluted share, versus net income of $4.4 million, or $0.38 per diluted share, in the fourth quarter of fiscal 2002, excluding restructuring and related charges, and goodwill amortization. (A reconciliation to the net income and earnings per share calculations is set forth on Page 5.)

      For the fiscal year ended April 27, 2003, the company reported net sales of $339.0 million, compared with $381.9 million for fiscal 2002. Including restructuring charges and the cumulative effect of accounting change, the company reported a net loss for fiscal 2003 of $24.9 million, or $2.17 per diluted share, compared with a loss of $3.4 million, or $0.31 per diluted share, for fiscal 2002. Excluding restructuring and related charges and the cumulative effect of accounting change, net income for fiscal 2003 was $9.0 million, or $0.77 per diluted share. This compares with net income of $4.9 million, or $0.43 per diluted share, excluding restructuring and related charges, and goodwill amortization for the prior year.

      As previously announced, due to the adoption of a new accounting standard, "Goodwill and Other Intangible Assets," the company recorded a non-cash goodwill impairment charge, net of income taxes, of $24.2 million, or $2.11 per diluted share, in the first quarter of 2003 related to the goodwill associated with its Culp Decorative Fabrics ("CDF") division. The charge, recorded as "cumulative effect of accounting change," has no effect on operating income or cash flow from operations.

      "Without question, the fourth fiscal quarter was a continuation of what has been an extremely challenging year for the furniture industry," remarked
Robert G. Culp, III, chief executive officer of Culp, Inc. "Our sales for the quarter reflect a marketplace that has been weighed down by the ongoing uncertainties in the economy, rising unemployment and distractions over the war in Iraq. Overall, net sales decreased 16.8% with sales in our two segments, upholstery fabrics and mattress ticking, down 17.2% and 15.5%, respectively. Recognizing there are many things in this environment we cannot control, our focus over the past year has been on identifying opportunities to operationally leverage our assets and become more efficient. We are already realizing the benefits of our CDF restructuring initiative with the reduction in fixed manufacturing costs as a result of plant consolidations and the improvement in our operating efficiencies.

      "As a result of our solid execution, Culp made significant progress in meeting our key financial objectives for fiscal 2003 - to strengthen our balance sheet, increase margins, improve the profitability of our sales mix and generate free cash flow," added Culp. "Notably, we have reduced our long-term debt by $32 million this year, including the additional $20 million we pre-paid in the fourth quarter. Over the past three years we have reduced our debt by a total of $61 million, and have increased our cash position by $23 million. For the year, free cash flow from operations was $23 million. (A reconciliation to the free cash flow calculations is set forth on Page 5.) Over the past three years, we have generated over $79 million in free cash flow, further strengthening our balance sheet. Our financial position remains sound and as of April 27, 2003, our balance sheet reflects $24 million in cash and cash investments, significant decreases in leverage ratios, and only minimal principal payments on long-term debt for almost three years. Having a solid financial position during a difficult period for our industry not only provides a secure foundation, but also reinforces our confidence in Culp's future.

      "Our previously announced plans to establish operations in China are underway. We have recently relocated a general manager to Shanghai, China, signed a lease on our facility, and are in the process of obtaining the required license approvals to move forward. Along with the installation of finishing equipment, we plan to begin doing business at the China facility during the second fiscal quarter of 2004, which is expected to include fabric inspection, testing and distribution. Limited fabric finishing operations are anticipated to begin during the third fiscal quarter of 2004."

      Commenting on the business outlook, Culp added, "The first quarter of our fiscal year, which includes the summer months, is the slowest period for Culp and the furniture industry due to scheduled plant vacation shutdowns. Historically, the furniture industry has rarely experienced any meaningful recovery in the summer months. Therefore, we expect the year-over-year decline in sales for the upholstery fabric segment to be somewhat greater than the decline in the fourth quarter of fiscal 2003. However, we have recently seen improving order rates for mattress ticking and expect that the decline in sales for this segment will be substantially less than in the fourth quarter of 2003. Overall, we expect the drop in consolidated sales for the first quarter to be greater than the fourth quarter decline of 16.8%. With the considerable ongoing weakness in the furniture industry and the lack of visibility into the quarter to date, it is more difficult to predict the degree to which the company's profitability will decline. At this time we expect to report a net loss in the range of ($0.06) to ($0.13) per share, with the actual results depending upon the level of demand throughout the quarter. However, we are optimistic that overall sales will start to pick up in the fall, as is seasonally typical in the furniture industry. With the restructuring initiatives over the past year, excellent designs and the continued progress in reducing costs and improving operating efficiencies, we believe Culp is well positioned to take advantage of our earnings leverage when furniture demand picks up and our sales regain momentum."

      Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

      This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of
1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect,"
"believe," "estimate," "plan" and "projec" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                  CULP, INC.
                         Condensed Financial Highlights

                                                          Three Months Ended
                                                      -------------------------
                                                      April 27,      April 28,
                                                        2003           2002
                                                      -----------  ------------
Net sales                                            $ 90,227,000  $108,397,000
                                                      ===========  ============

Net income (loss)                                    $  3,272,000  $ (1,585,000)
Net income (loss) per share:
   Basic                                             $       0.28  $      (0.14)
   Diluted                                           $       0.28  $      (0.14)
Net income per share, diluted, excluding restructuring
  and related charges and goodwill amortization*     $       0.33  $       0.38
Average shares outstanding:
   Basic                                               11,496,000    11,255,000
   Diluted                                             11,616,000    11,255,000


                                                            Year Ended
                                                      -------------------------
                                                      April 27,      April 28,
                                                        2003           2002
                                                     ------------  ------------
Net sales                                            $338,980,000  $381,878,000
                                                     ============  ============
Loss before cumulative effect of accounting change   $   (736,000) $ (3,440,000)
Cumulative effect of accounting change, net of income
  taxes                                               (24,151,000)          -0-
                                                     ------------  ------------
Net loss                                             $(24,887,000) $ (3,440,000)
                                                     ============  ============

Basic and diluted loss per share:
  Loss before cumulative effect of accounting change $     (0.06) $      (0.31)
  Cumulative effect of accounting change                   (2.11)         0.00
                                                     ------------  ------------
  Net loss                                           $     (2.17) $      (0.31)
                                                     ============  ============

Net income per share, diluted, excluding restructuring
  and related charges, goodwill amortization and
  cumulative effect of accounting change**           $      0.77  $       0.43

Average shares outstanding:
  Basic                                               11,462,000    11,230,000
  Diluted                                             11,462,000    11,230,000

* Excludes restructuring and related charges of $1.0 million ($601,000, or $0.05 per diluted share, after taxes) for the fourth quarter of fiscal 2003. Excludes restructuring charges related to the exit of the wet print flock upholstery business of $9.7 million ($5.8 million, or $0.51 per diluted share, after taxes) and goodwill amortization of $350,000 ($231,000, or $0.02 per diluted share, after taxes) for the fourth quarter of fiscal 2002. The fiscal 2002 diluted net income per share uses average shares outstanding of 11,564,000.

** Excludes  cumulative effect of accounting  change,  net of income taxes, of
   $24.2 million ($2.11 per diluted share) for fiscal 2003. Excludes restructuring and related charges of $15.9 million ($9.7 million, or $0.85 per diluted share, after taxes) for fiscal 2003. Excludes restructuring and related charges of $12.2 million ($7.4 million, or $0.66 per share diluted, after taxes) and goodwill amortization of $1.4 million ($924,000, or $0.08 per diluted share, after taxes) for fiscal 2002. The diluted net income for fiscal 2003 and for fiscal 2002 uses average shares outstanding of 11,712,000 and 11,457,000, respectively.

                                  CULP, INC.

   Reconciliation of Net Income (Loss) as Reported to Pro Forma Net Income

                                                Three Months Ended                   Year Ended
                                             -----------------------------   ---------------------------
                                             April 27,         April 28,        April 27,    April 28,
                                               2003              2002             2003          2002
                                             -------------  --------------   ------------  -------------
Net income (loss), as reported               $   3,272,000  $  (1,585,000)  $(24,887,000) $ (3,440,000)
Cumulative effect of
  accounting change, net of income taxes              --            --        24,151,000        --
Restructuring and related
  charges, net of income taxes                     601,000      5,779,000      9,714,000     7,435,000
Goodwill amortization, net of income taxes           --           231,000           --         924,000
                                             -------------  --------------   ------------  -------------
Pro forma net income                            $3,873,000    $ 4,425,000     $8,978,000  $  4,919,000
                                             =============  ==============   ============  =============


  Reconciliation of Net Income (Loss) Per Share as Reported to Pro Forma Net Income Per Share

Diluted net income (loss) per
  share, as reported                            $     0.28    $    (0.14)   $   (2.17)    $   (0.31)
Cumulative effect of
  accounting change, net of income taxes               --            --          2.11           --
Restructuring and related
  charges, net of income taxes                        0.05          0.51         0.85          0.66
Goodwill amortization, net of  income taxes            --           0.02                       0.08
Effect of dilutive stock options                       --          (0.01)       (0.02)          --
                                             -------------  --------------   ------------  -------------
Pro forma diluted net income
  per share                                     $     0.33    $     0.38    $    0.77     $    0.43
                                             =============  ==============   ============  =============

          Reconciliation of Cash Flow from Operations to Free Cash Flow

                                        Year Ended
                          --------------------------------------
                           April 27,     April 28,     April 29,   Three-Year
                             2003          2002          2001         Total
                          -----------  -----------   -----------  ------------
Cash flow from operations $35,234,000  $38,135,000   $30,693,000  $104,062,000
Capital expenditures      (12,229,000)  (4,729,000)   (8,050,000)  (25,008,000)
                          -----------  -----------   -----------  ------------
Free cash flow            $23,005,000  $33,406,000   $22,643,000   $79,054,000
                          ===========  ===========   ===========  ============

Exhibit 99(b)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
 FOR THE THREE MONTHS AND TWELVE MONTHS ENDED APRIL 27, 2003 AND APRIL 28, 2002

                (Amounts in Thousands, Except for Per Share Data)

                                                                                                THREE MONTHS ENDED
                                                                   -----------------------------------------------------------------

                                                                            Amounts                              Percent of Sales
                                                                   ------------------------                  ----------------------
                                                                   April 27,    April 28,      % Over
                                                                      2003         2002        (Under)          2003        2002
                                                                   -----------  -----------  --------------  -----------  ---------
Net sales                                                      $       90,227      108,397      (16.8)  %      100.0  %    100.0  %
Cost of sales                                                          74,039       85,379      (13.3)  %       82.1  %     78.8  %
                                                                   -----------  -----------  -------------  ------------  ---------
     Gross profit                                                      16,188       23,018      (29.7)  %       17.9  %     21.2  %

Selling, general and
  administrative expenses                                              10,324       14,236      (27.5)  %       11.4  %     13.1  %
Goodwill amortization                                                       0          349     (100.0)  %        0.0  %      0.3  %
Restructuring expense                                                     (25)       9,065     (100.3)  %       (0.0) %      8.4  %
                                                                   -----------  -----------  -------------  ------------  ---------
     Income  (loss) from operations                                     5,889         (632)   1,031.8  %         6.5  %     (0.6) %

Interest expense                                                        1,392        2,056      (32.3) %         1.5  %      1.9  %
Interest income                                                          (182)         (77)     136.4  %        (0.2) %     (0.1) %
Other expense (income), net                                               160          718      (77.0) %         0.2  %      0.7  %
                                                                   -----------  -----------  -------------  ------------  ---------
     Income (loss) before income taxes                                  4,519       (3,329)     235.7  %         5.0  %     (3.1) %

Income taxes  *                                                         1,247       (1,744)     171.5  %        27.6  %     52.4  %
                                                                   -----------  -----------  -------------  ------------  ---------

     Net Income (loss)                                         $        3,272       (1,585)     306.4  %         3.6  %     (1.5) %
                                                                   ===========  ===========  =============  ============  =========

Net income (loss) per share-basic                                       $0.28       ($0.14)     300.0  %
Net income (loss) per share-diluted                                     $0.28       ($0.14)     300.0  %
Net income per share, diluted, excluding restructuring                  $0.33        $0.38      (13.2) %
  and related charges and goodwill amortization (see proforma statement on page 7)
Average shares outstanding-basic                                       11,496       11,255        2.1  %
Average shares outstanding-diluted                                     11,616       11,255        3.2  %



                                                                                           TWELVE MONTHS ENDED
                                                                   -----------------------------------------------------------------

                                                                            Amounts                             Percent of Sales
                                                                   ------------------------                 ------------------------
                                                                    April 27,    April 28,      % Over
                                                                      2003         2002        (Under)         2003        2002
                                                                   -----------  -----------  -------------- ------------  ---------

Net sales                                                       $     338,980      381,878      (11.2) %       100.0  %    100.0  %
Cost of sales                                                         281,407      319,021      (11.8) %        83.0  %     83.5  %
                                                                   -----------  -----------  -------------  ------------  ---------
     Gross profit                                                      57,573       62,857       (8.4) %        17.0  %     16.5  %

Selling, general and
  administrative expenses                                              40,040       48,059      (16.7) %        11.8  %     12.6  %
Goodwill amortization                                                       0        1,395     (100.0) %         0.0  %      0.4  %
Restructuring expense                                                  12,981       10,368       25.2  %         3.8  %      2.7  %
                                                                   -----------  -----------  -------------  ------------  ---------
     Income from operations                                             4,552        3,035       50.0  %         1.3  %      0.8  %

Interest expense                                                        6,636        7,907      (16.1) %         2.0  %      2.1  %
Interest income                                                          (596)        (176)     238.6  %        (0.2) %     (0.0) %
Other expense (income), net                                               805        1,444      (44.3) %         0.2  %      0.4  %
                                                                   -----------  -----------  -------------  ------------  ---------
     Loss before income taxes                                          (2,293)      (6,140)      62.7  %        (0.7) %     (1.6) %

Income taxes *                                                         (1,557)      (2,700)     (42.3) %        67.9  %     44.0  %
                                                                   -----------  -----------  -------------  ------------  ---------
Loss before cumulative effect of accounting change                       (736)      (3,440)      78.6  %        (0.2) %     (0.9) %
                                                                   ===========  ===========

Cumulative effect of accounting change, net of income taxes           (24,151)           0
                                                                   -----------  -----------

     Net loss                                                   $     (24,887)      (3,440)
                                                                   ===========  ===========

Basic loss per share:
     Loss before cumulative effect of accounting change         $       (0.06)       (0.31)      79.0  %
     Cumulative effect of accounting change                             (2.11)        0.00     (100.0) %
                                                                   -----------  ----------- ----------
     Net loss                                                           (2.17)       (0.31)    (608.8) %
                                                                   ===========  =========== ==========

Diluted loss per share:
     Loss before cumulative effect of accounting change         $       (0.06)       (0.31)      79.0  %
     Cumulative effect of accounting change                             (2.11)        0.00     (100.0) %
                                                                   -----------  ----------- ----------
     Net loss                                                           (2.17)       (0.31)    (608.8) %
                                                                   ===========  =========== ==========

Net income per share, diluted, excluding restructuring                  $0.77        $0.43       79.1  %
  and related charges, goodwill amortization and cumulative
  effect of accounting change (see proforma statement on page 8)
Average shares outstanding-basic                                       11,462       11,230        2.1  %
Average shares outstanding-diluted                                     11,462       11,230        2.1  %

 *   Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                        APRIL 27, 2003 AND APRIL 28, 2002

                             (Amounts in Thousands)

                                                              Amounts
                                                     ---------------------------        Increase (Decrease)
                                                       April 27,       April 28     ---------------------------
                                                         2003            2002         Dollars      Percent
                                                     --------------   ----------    ----------    ------------
Current assets
     Cash and cash investments                    $         24,398       31,993       (7,595)       (23.7) %
     Accounts receivable                                    32,259       43,366      (11,107)       (25.6) %
     Inventories                                            49,552       57,899       (8,347)       (14.4) %
     Other current assets                                   15,507       13,413        2,094         15.6  %
                                                     --------------   ----------    ----------    ------------
                     Total current assets                  121,716      146,671      (24,955)       (17.0) %

Property, plant & equipment, net                            84,962       89,772       (4,810)        (5.4) %
Goodwill                                                     9,240       47,083      (37,843)       (80.4) %
Other assets                                                 2,235        4,187       (1,952)       (46.6) %
                                                     --------------   ----------    ----------    ------------

                     Total assets                 $        218,153      287,713      (69,560)       (24.2) %
                                                     ==============   ==========    ==========    ============



Current liabilities
     Current maturities of long-term debt         $            500        1,483         (983)       (66.3) %
     Accounts payable                                       19,874       24,327       (4,453)       (18.3) %
     Accrued expenses                                       14,071       16,460       (2,389)       (14.5) %
     Accrued restructuring                                   7,743        2,445        5,298        216.7  %
     Income Taxes Payable                                      349            0          349        100.0  %
                                                     --------------   ----------    ----------    -----------
                     Total current liabilities              42,537       44,715       (2,178)        (4.9) %

Long-term debt                                              76,000      107,001      (31,001)       (29.0) %

Deferred income taxes                                        3,851       16,932      (13,081)       (77.3) %
                                                     --------------   ----------    ----------    -----------
                     Total liabilities                     122,388      168,648      (46,260)       (27.4) %

Shareholders' equity                                        95,765      119,065      (23,300)       (19.6) %
                                                     --------------   ----------    ----------    -----------

                     Total liabilities and
                     shareholders' equity         $        218,153      287,713      (69,560)       (24.2) %
                                                     ==============   ==========    ==========    ===========

Shares outstanding                                          11,491       11,320          171          1.5  %
                                                     ==============   ==========    ==========    ===========

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE TWELVE MONTHS ENDED APRIL 27, 2003 AND APRIL 26, 2002

                             (Amounts in Thousands)

                                                                                            TWELVE MONTHS ENDED
                                                                                       ------------------------------

                                                                                                  Amounts
                                                                                       ------------------------------
                                                                                        April 27,          April 28,
                                                                                          2003               2002
                                                                                      -------------    -------------
Cash flows from operating activities:
       Net loss                                                                     $       (24,887)          (3,440)
       Adjustments to reconcile net loss to net cash
          provided by operating activities:
              Cumulative effect of accounting change, net of income taxes                    24,151                0
              Depreciation                                                                   13,990           17,274
              Amortization of intangible and other assets                                       457            1,575
              Amortization of stock based compensation                                          210              144
              Provision for deferred income tax                                              (2,507)          (1,452)
              Restructuring expense                                                          12,981           10,368
              Changes in assets and liabilities:
                 Accounts receivable                                                         11,107           14,483
                 Inventories                                                                  8,347            2,098
                 Other current assets                                                           763            2,504
                 Other assets                                                                   366             (311)
                 Accounts payable                                                            (8,558)             998
                 Accounts payable-capital expenditures                                        4,105           (4,042)
                 Accrued expenses                                                            (2,126)           1,727
                 Accrued restructuring                                                       (3,514)          (2,523)
                 Income taxes payable                                                           349           (1,268)
                                                                                       -------------    -------------
                     Net cash provided by operating activities                               35,234           38,135
                                                                                       -------------    -------------
Cash flows from investing activities:
       Capital expenditures                                                                 (12,229)          (4,729)
                                                                                       -------------    -------------
                     Net cash used in investing activities                                  (12,229)          (4,729)
                                                                                       -------------    -------------
Cash flows from financing activities:
       Principal payments of long-term debt                                                 (31,984)          (3,172)
       Proceeds from common stock issued                                                      1,384              552
                                                                                       -------------    -------------
                     Net cash used in financing activities                                  (30,600)          (2,620)
                                                                                       -------------    -------------

Increase (decrease) in cash and cash investments                                             (7,595)          30,786

Cash and cash investments at beginning of period                                             31,993            1,207
                                                                                       -------------    -------------

Cash and cash investments at end of year                                            $        24,398           31,993
                                                                                       =============    =============

Free Cash Flow (1)                                                                  $        23,005           33,406
                                                                                       =============    =============

------------------------------------------------------------------------------------------------------------------------------------

(1)  Free Cash Flow reconciliation is as follows:
                                                                        FY 2003           FY2002           FY2001       3 Year Total
                                                                       -----------     -------------    -------------    -----------
A)     Net cash provided by operating activities                          35,234            38,135           30,693        104,062
B)     Minus:  Capital Expenditures                                      (12,229)           (4,729)          (8,050)       (25,008)
                                                                       -----------     -------------    -------------    -----------
                                                                          23,005            33,406           22,643         79,054
                                                                       ===========     =============    =============    ===========
------------------------------------------------------------------------------------------------------------------------------------

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                 APRIL 27, 2003

                                                     FISCAL 02                                          FISCAL 03
                                                   -------------      --------------  ------------  ------------ --------------
                                                      Q4                Q1                Q2            Q3          Q4
                                                   -------------      --------------  ------------  ------------ --------------
INVENTORIES
           Inventory turns                                  5.8                 4.9           4.9           4.8            5.7

RECEIVABLES
           Days sales in receivables                         36                  34            36            34             33

WORKING CAPITAL
           Current ratio                                    3.3                 3.4           3.0           3.1            2.9
           Operating working capital turnover (1)           4.5                 4.7           4.8           4.9            5.0
           Operating working capital (1)                $76,938             $70,762       $68,492       $64,063        $61,937

PROPERTY, PLANT & EQUIPMENT
           Depreciation rate                               7.3%                6.4%          6.5%          6.2%           6.3%
           Percent property, plant &
             equipment are depreciated                    59.8%               60.6%         61.5%         61.0%          61.3%
           Capital expenditures                          $4,729  (2)         $3,070        $2,258        $3,748         $3,153

LEVERAGE
           Total liabilities/equity                      141.6%              143.2%        160.8%        157.1%         127.8%
           Long-term debt/equity                          91.1%               99.5%        106.9%        104.4%          79.9%
           Long-term debt/capital employed                47.7%               49.9%         51.7%         51.1%          44.4%
           Long-term debt                              $108,484             $96,533       $96,558       $96,141        $76,500

OTHER
           Book value per share                          $10.52               $8.45         $7.87         $8.02          $8.33
           Employees at quarter end                       3,010               2,900         2,568         2,534          2,463
           Sales per employee (annualized)             $143,930            $116,163      $122,272      $124,306       $144,421
           Capital employed                            $227,549            $193,540      $186,884      $188,216       $172,265

  (2) Working capital for this calculation is accounts receivable, inventories and accounts payable
  (1) Expenditures for entire year

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    SALES / GROSS PROFIT BY SEGMENT/DIVISION
 FOR THE THREE MONTHS AND TWELVE MONTHS ENDED APRIL 27, 2003 AND APRIL 28, 2002

                             (Amounts in thousands)

                                                                          THREE MONTHS ENDED
                                              ----------------------------------------------------------------------------

                                                        Amounts                                 Percent of Total Sales
                                              -----------------------------                   ----------------------------
                                               April 27,        April 28,        % Over
Segment/Division Sales                            2003            2002          (Under)          2003            2002
------------------------------------------    -------------    ------------   -------------   ------------    ------------
Upholstery Fabrics
    Culp Decorative Fabrics                $        36,927          42,973      (14.1)  %        40.9  %         39.6  %
    Culp Velvets/Prints                             26,757          34,594      (22.7)  %        29.7  %         31.9  %
    Culp Yarn                                        1,757           1,494       17.6   %         1.9  %          1.4  %
                                              -------------    ------------   ------------    -----------     -----------
                                                    65,441          79,061      (17.2)  %        72.5  %         72.9  %
Mattress Ticking
     Culp Home Fashions                             24,786          29,336      (15.5)  %        27.5  %         27.1  %
                                              -------------    ------------   ------------    -----------     -----------

                                        *  $        90,227         108,397      (16.8)  %       100.0  %        100.0  %
                                              =============    ============   ============    ===========     ===========


Segment Gross Profit                                                                              Gross Profit  Margin
------------------------------------------                                                    ----------------------------

Upholstery Fabrics                         $        10,999          14,088      (21.9)  %        16.8  %         17.8  %
Restructuring related charges                        1,008             619       62.8   %         1.5  %          0.8  %
                                              -------------    ------------   ------------    -----------     -----------
Proforma Upholstery Gross Profit(1)                 12,007          14,707      (18.4)  %        18.3  %         18.6  %

Mattress Ticking                                     5,189           8,930      (41.9)  %        20.9  %         30.4  %
                                              -------------    ------------   ------------    -----------     -----------

Proforma Gross Profit                      $        17,196          23,637      (27.2)  %        19.1  %         21.8  %
                                              =============    ============   ============    ===========     ===========



                                                                          TWELVE MONTHS ENDED
                                              ----------------------------------------------------------------------------

                                                        Amounts                                 Percent of Total Sales
                                              -----------------------------                   ----------------------------
                                               April 27,        April 28,        % Over
Segment/Division Sales                            2003            2002          (Under)          2003            2002
------------------------------------------    -------------    ------------   -------------   ------------    ------------

Upholstery Fabrics
    Culp Decorative Fabrics                $       137,251         152,505      (10.0)  %        40.5  %         39.9  %
    Culp Velvets/Prints                             96,000         119,119      (19.4)  %        28.3  %         31.2  %
    Culp Yarn                                        6,459           5,306       21.7   %         1.9  %          1.4  %
                                              -------------    ------------   ------------    -----------     -----------
                                                   239,710         276,930      (13.4)  %        70.7  %         72.5  %
Mattress Ticking
     Culp Home Fashions                             99,270         104,948       (5.4)  %        29.3  %         27.5  %
                                              -------------    ------------   ------------    -----------     -----------

                                        *  $       338,980         381,878      (11.2)  %       100.0  %        100.0  %
                                              =============    ============   ============    ===========     ===========


Segment Gross Profit                                                                             Gross Profit Margin
------------------------------------------                                                    ---------------------------

Upholstery Fabrics                         $        34,737          33,649        3.2   %        14.5  %         12.2  %
Restructuring related charges                        2,918           1,825       59.9   %         1.2  %          0.7  %
                                              -------------    ------------   ------------    -----------     -----------
Proforma Upholstery Gross Profit(1)                 37,655          35,474        6.1   %        15.7  %         12.8  %

Mattress Ticking                                    22,836          29,208      (21.8)  %        23.0  %         27.8  %
                                              -------------    ------------   ------------    -----------     -----------

Proforma Gross Profit                      $        60,491          64,682       (6.5)  %        17.8  %         16.9  %
                                              =============    ============   ============    ===========     ===========


* U.S. sales were $80,145 and $94,761 for the fourth quarter of fiscal 2003 and fiscal 2002, respectively; and $299,102 and $328,378 for the twelve months of fiscal 2003 and 2002, respectively. The percentage decrease in U.S. sales was 15.4% for the fourth quarter and a decrease of 8.9% for the twelve months.


(1) Excludes restructuring related charges of $1.0 million and $619,000 for the fourth quarter of fiscal 2003 and fiscal 2002, respectively; and excludes $2.9 million and $1.8 million for the twelve months of fiscal 2003 and 2002, respectively. See gross profit totals per the proforma income statements on page
7 and page 8.


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
 FOR THE THREE MONTHS AND TWELVE MONTHS ENDED APRIL 27, 2003 AND APRIL 28, 2002


                             (Amounts in thousands)

                                                                          THREE MONTHS ENDED
                                                           --------------------------------------------------

                                                                      Amounts
                                                           -------------------------------
                                                             April 27,        April 28,         % Over
                    Geographic Area                            2003              2002           (Under)
  -----------------------------------------------------    --------------    -------------   --------------
  North America (Excluding USA)                         $          7,753            9,010       (14.0)  %
  Far East & Asia                                                  1,178            2,289       (48.5)  %
  All other areas                                                  1,151            2,338       (50.8)  %
                                                           --------------    -------------   -------------

                                                        $         10,082           13,637       (26.1)  %
                                                           ==============    =============   =============

                                Percent of total sales             11.2%            12.6%


                                                                          TWELVE MONTHS ENDED
                                                           --------------------------------------------------

                                                                      Amounts
                                                           -------------------------------
                                                             April 27,        April 28,         % Over
                    Geographic Area                            2003              2002           (Under)
  -----------------------------------------------------    --------------    -------------   --------------
  North America (Excluding USA)                         $         30,375           32,033        (5.2)  %
  Far East & Asia                                                  4,926           10,703       (54.0)  %
  All other areas                                                  4,577           10,765       (57.5)  %
                                                           --------------    -------------   -------------

                                                        $         39,878           53,501       (25.5)  %
                                                           ==============    =============   =============

                                Percent of total sales             11.8%            14.0%


  International sales, and the percentage of total sales, for each of the last three fiscal years follows:
  fiscal 2000-$111,104 (23%); fiscal 2001 - $77,824 (19%) and fiscal 2002 - $53,501 (14%).


                                   CULP, INC.
                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME
          FOR THE THREE MONTHS ENDED APRIL 27, 2003 AND APRIL 28, 2002
                (Amounts in Thousands, Except for Per Share Data)

                                                                            THREE MONTHS ENDED
                                                ------------------------------------------------------------------------------------
                                                 As Reported                                        April 27, 2003
                                                  April 27,     % of                   % of          Proforma Net     % of
                                                    2003        Sales     Adjustments  Sales        of Adjustments    Sales
                                                -------------- --------   ------------ -------      --------------  --------
Net sales                                    $         90,227   100.0%             0                       90,227    100.0%
Cost of sales                                          74,039    82.1%        (1,008)   -1.1%  (2)         73,031     80.9%
                                                -------------- --------   ------------ -------      --------------  --------
          Gross profit                                 16,188    17.9%        (1,008)   -1.1%              17,196     19.1%

Selling, general and
  administrative expenses                              10,324    11.4%                                     10,324     11.4%
Goodwill amortization                                       0     0.0%                                          0      0.0%
Restructuring expense                                     (25)    0.0%            25     0.0%  (3)              0      0.0%
                                                -------------- --------   ------------ -------      --------------  --------
          Income  (loss) from operations                5,889     6.5%          (983)   -1.1%               6,872      7.6%

Interest expense                                        1,392     1.5%             0     0.0%               1,392      1.5%
Interest income                                          (182)   -0.2%             0     0.0%                (182)    -0.2%
Other expense (income), net                               160     0.2%             0     0.0%                 160      0.2%
                                                -------------- --------   ------------ -------      --------------  --------
          Income (loss) before income taxes             4,519     5.0%          (983)   -1.1%               5,502      6.1%

Income taxes  (1)                                       1,247    27.6%          (382)   38.9%               1,629     29.6%  (4)
                                                -------------- --------   ------------ -------      --------------  --------
Net income (loss)                            $          3,272     3.6%          (601)   -0.7%               3,873      4.3%
                                                ============== ========   ============ =======      ==============  ========


Net income (loss) per share-basic                       $0.28                 ($0.05)                       $0.34
Net income (loss) per share-diluted                     $0.28                 ($0.05)                       $0.33
Average shares outstanding-basic                       11,496                 11,496                       11,496
Average shares outstanding-diluted                     11,616                 11,496                       11,616  (5)

Notes:
 (1) Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2) The $1.0 million represents restructuring related charges for inventory markdowns and movement of equipment related to the
     Chattanooga plant closing
 (3) The net $25,000 credit represents the sale of manufacturing equipment that was previously written off to restructuring due to the Chattanooga plant closing
 (4) Pre-restructuring income tax rate was 29.6% and 34% for the fourth quarter of fiscal 2003 and 2002, respectively
 (5) Incremental shares of 120,000 and 309,000 for fiscal 2003 and fiscal 2002, respectively, are  included in fully diluted calculation
 (6) The $619,000 represents inventory write-downs incurred due to the exit of the wet printed flock upholstery fabric business
 (7) The $9.1 million represents restructuring charges related to the exit of the wet printed flock upholstery business as follows:
     $1.4 million in plant closing costs, and $7.6 million in non-cash write-downs to net realizable value of property, plant and equipment


                                   CULP, INC.
                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME
          FOR THE THREE MONTHS ENDED APRIL 27, 2003 AND APRIL 28, 2002
                (Amounts in Thousands, Except for Per Share Data)

                                                         THREE MONTHS ENDED
                                                ------------------------------------------------------------------------------------

                                                 As Reported                                      April 28, 2002            Proforma
                                                  April 28,     % of                    % of        Proforma Net    % of     % Over
                                                     2002       Sales     Adjustments   Sales     of Adjustments    Sales    (Under)
                                                 ---------- --------   ------------ -------      -------------- --------    --------
Net sales                                     $    108,397   100.0%             0                     108,397   100.0%       -16.8%
Cost of sales                                       85,379    78.8%          (619)   -0.6%  (6)        84,760    78.2%       -13.8%
                                                 ---------- --------   ------------ -------      -------------- --------    --------
          Gross profit                              23,018    21.2%          (619)   -0.6%             23,637    21.8%       -27.2%

Selling, general and
  administrative expenses                           14,236    13.1%                                    14,236    13.1%       -27.5%
Goodwill amortization                                  349     0.3%          (349)   -0.3%                  0     0.0%         0.0%
Restructuring expense                                9,065     8.4%        (9,065)   -8.4%  (7)             0     0.0%         0.0%
                                                 ---------- --------   ------------ -------      -------------- --------    --------
          Income  (loss) from operations              (632)   -0.6%       (10,033)   -9.3%              9,401     8.7%       -26.9%

Interest expense                                     2,056     1.9%             0     0.0%              2,056     1.9%       -32.3%
Interest income                                        (77)   -0.1%             0     0.0%                (77)   -0.1%       136.4%
Other expense (income), net                            718     0.7%             0     0.0%                718     0.7%       -77.7%
                                                 ---------- --------   ------------ -------      -------------- --------    --------
          Income (loss) before income taxes         (3,329)   -3.1%       (10,033)   -9.3%              6,704     6.2%       -17.9%

Income taxes  (1)                                   (1,744)   52.4%        (4,023)   40.1%              2,279    34.0%  (4)  -28.5%
                                                 ---------- --------   ------------ -------      -------------- --------    --------
Net income (loss)                             $     (1,585)   -1.5%        (6,010)   -5.5%              4,425     4.1%       -12.5%
                                                 ========== ========   ============ =======      ============== ========    ========

Net income (loss) per share-basic                   ($0.14)                ($0.53)                      $0.39
Net income (loss) per share-diluted                 ($0.14)                ($0.53)                      $0.38
Average shares outstanding-basic                    11,255                 11,255                      11,255
Average shares outstanding-diluted                  11,255                 11,255                      11,564  (5)


                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
          FOR THE TWELVE MONTHS ENDED APRIL 27, 2003 AND APRIL 28, 2002
                (Amounts in Thousands, Except for Per Share Data)

                                                                        TWELVE MONTHS ENDED
                                                    --------------------------------------------------------------------------------
                                                      As Reported                                       April 27, 2003
                                                       April 27,    % of                    % of         Proforma Net    % of
                                                        2003        Sales     Adjustments  Sales        of Adjustments   Sales
                                                    -------------- --------   ------------ -------      -------------- --------
Net sales                                        $        338,980   100.0%             0                     338,980     100.0%
Cost of sales                                             281,407    83.0%        (2,918)   -0.9%  (2)       278,489      82.2%
                                                    -------------- --------   ------------ -------      -------------- --------
          Gross profit                                     57,573    17.0%        (2,918)   -0.9%             60,491      17.8%

Selling, general and
  administrative expenses                                  40,040    11.8%             0     0.0%             40,040      11.8%
Goodwill amortization                                           0     0.0%             0     0.0%                  0       0.0%
Restructuring expense                                      12,981     3.8%       (12,981)   -3.8%  (3)             0       0.0%
                                                    -------------- --------   ------------ -------      -------------- --------
          Income  (loss) from operations                    4,552     1.3%       (15,899)   -4.7%             20,451       6.0%

Interest expense                                            6,636     2.0%             0     0.0%              6,636       2.0%
Interest income                                              (596)   -0.2%             0     0.0%               (596)     -0.2%
Other expense (income), net                                   805     0.2%             0     0.0%                805       0.2%
                                                    -------------- --------   ------------ -------      -------------- --------
          Income (loss) before income taxes                (2,293)   -0.7%       (15,899)   -4.7%             13,606       4.0%

Income taxes  (1)                                          (1,557)   67.9%        (6,185)   38.9%              4,628      34.0%  (4)
                                                    -------------- --------   ------------ -------      -------------- --------
Income (loss) before cumulative effect of        $           (736)   -0.2%        (9,714)   -2.9%              8,978       2.6%
  accounting change
                                                    ============== ========   ============ =======      ============== ========

Cumulative effect of accounting change,                   (24,151)               (24,151)                          0
  net of income taxes
                                                    --------------            ------------              --------------

          Net income (loss)                               (24,887)               (33,865)                      8,978
                                                    ==============            ============              ==============

Basic loss per share:
          Loss before cumulative effect of
            accounting change                    $          (0.06)                ($0.85)                       0.78
          Cumulative effect of accounting change            (2.11)                  2.11                        0.00
                                                     --------------                                      --------------

          Net income (loss)                                 (2.17)                                              0.78
                                                     ==============                                      ==============

Diluted loss per share:
          Loss before cumulative effect of
            accounting change                    $          (0.06)                ($0.85)                       0.77
          Cumulative effect of accounting change            (2.11)                  2.11                        0.00
                                                     --------------                                      --------------

          Net income (loss)                                 (2.17)                                              0.77
                                                     ==============                                      ==============

Average shares outstanding-basic                           11,462                 11,462                      11,462
Average shares outstanding-diluted                         11,462                 11,462                      11,712  (5)


Notes:
 (1)  Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2)  The $2.9 million represents restructuring related charges for inventory markdowns and movement of equipment relating to the Chattanooga plant closing
 (3)  The $13.0 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million offset by a restructuring credit of $354,000 for over accrued employee benefit and plant security costs
 (4)  Pre-restructuring income tax rate was 34% for the twelve months ended fiscal 2003 and 2002
 (5)  Incremental shares of 250,000 and 227,000 for fiscal 2003 and fiscal 2002, respectively, are included in fully diluted calculation
 (6)  The $1.8 million in restructuring related charges are as follows: $1.2 million in CDF and CYN charges; and $619,000 in wet printed flock charges
 (7)  The $10.4 million in restructuring charges are as follows: $1.3 million, relating to CDF and CYN; and $9.1 million relating to the wet printed flock business


                                    CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
          FOR THE TWELVE MONTHS ENDED APRIL 27, 2003 AND APRIL 28, 2002
                (Amounts in Thousands, Except for Per Share Data)

                                                                                 TWELVE MONTHS ENDED
                                               -------------------------------------------------------------------------------------
                                                  As Reported                                      April 27, 2002          Proforma
                                                   April 28,    % of                    % of        Proforma Net    % of    % Over
                                                     2002       Sales     Adjustments  Sales      of Restructuring  Sales   (Under)
                                                 ------------- --------   ------------ -------     -------------- --------  --------
Net sales                                       $     381,878   100.0%             0                    381,878   100.0%     -11.2%
Cost of sales                                         319,021    83.5%        (1,825)   -0.5%  (6)      317,196    83.1%     -12.2%
                                                 ------------- --------   ------------ -------     -------------- --------   -------
          Gross profit                                 62,857    16.5%        (1,825)   -0.5%            64,682    16.9%      -6.5%

Selling, general and
  administrative expenses                              48,059    12.6%                   0.0%            48,059    12.6%     -16.7%
Goodwill amortization                                   1,395     0.4%        (1,395)   -0.4%                 0     0.0%       0.0%
Restructuring expense                                  10,368     2.7%       (10,368)   -2.7%  (7)            0     0.0%       0.0%
                                                 ------------- --------   ------------ -------     -------------- --------  --------
          Income  (loss) from operations                3,035     0.8%       (13,588)   -3.6%            16,623     4.4%      23.0%

Interest expense                                        7,907     2.1%             0     0.0%             7,907     2.1%     -16.1%
Interest income                                          (176)    0.0%             0     0.0%              (176)    0.0%     238.6%
Other expense (income), net                             1,444     0.4%             0     0.0%             1,444     0.4%     -44.3%
                                                 ------------- --------   ------------ -------     -------------- --------  --------
          Income (loss) before income taxes            (6,140)   -1.6%       (13,588)   -3.6%             7,448     2.0%      82.7%

Income taxes  (1)                                      (2,700)   44.0%        (5,232)   38.5%             2,532    34.0% (4)  82.8%
                                                 ------------- --------   ------------ -------     -------------- --------  --------
Income (loss) before cumulative effect of       $      (3,440)   -0.9%        (8,356)   -2.2%             4,916     1.3%      82.6%
  accounting change
                                                 ============= ========   ============ =======     ============== ========  ========

Cumulative effect of accounting change,
  net of income taxes                                       0
                                                 -------------
          Net income (loss)                            (3,440)
                                                 =============

Basic loss per share:
          Loss before cumulative effect of
            accounting change                   $      ($0.31)
          Cumulative effect of accounting
            change                                       0.00
                                                 -------------            ------------              --------------
          Net income (loss)                            ($0.31)                ($0.74)                       $0.44
                                                 =============            ============              ==============

Diluted loss per share:
          Loss before cumulative effect of
            accounting change                   $
          Cumulative effect of accounting
            change
                                                 -------------            ------------              --------------
          Net income (loss)                           ($0.31)                 ($0.74)                       $0.43
                                                 =============            ============              ==============

Average shares outstanding-basic                      11,230                  11,230                      11,230
Average shares outstanding-diluted                    11,230                  11,230                      11,457  (5)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
     for the three and twelve months ended April 27, 2003 and April 28, 2002




OVERVIEW

Highlights for the fourth quarter and fiscal year ended April 27, 2003, include:

o Significant improvement in earnings and margins in fiscal 2003 over the prior year (excluding cumulative effect of accounting change)
o Free cash flow (see reconciliation on page 3) was $23.0 million for fiscal 2003
o The company further strengthened its balance sheet with a pre-payment of $20 million in long-term debt during the fourth quarter
o Long-term debt (current maturities of long-term plus long-term debt) stood at $76.5 million at April 27, 2003, down $32.0 million from $108.5 million at the end of fiscal 2002

     GENERAL -- For the fourth quarter of fiscal 2003, net sales decreased 16.8% to $90.2 million; and the company reported net income of $3.3 million, or $0.28 per share diluted, versus a net loss of $1.6 million, or $0.14 per share diluted, in the fourth quarter of fiscal 2002. Excluding restructuring and related charges and credits, earnings for the fourth quarter of fiscal 2003 were $3.9 million, or $0.33 per share diluted, versus net income of $4.4 million, or $0.38 per share diluted, in the fourth quarter of fiscal 2002, excluding goodwill amortization. For fiscal 2003 as a whole, net sales decreased 11.2% to $339.0 million; and the company reported a net loss before cumulative effect of accounting change of $736,000, or $0.06 per share diluted, versus a net loss $3.4 million, or $0.31 share diluted, a year ago. Including the cumulative effect of accounting change, the company reported a loss of $2.17 per share. Excluding restructuring and related charges and credits, net income for fiscal 2003 was $9.0 million, or $0.77 per share diluted, versus $4.9 million, or $0.43 per share diluted, for fiscal 2002, excluding goodwill amortization.

The company reported further substantial improvement in its balance sheet by reducing long-term debt by $32 million during fiscal 2003, ending the quarter with $24.4 million in cash and cash investments.

     ADOPTION OF SFAS No. 142 -- As of April 29, 2002, Culp adopted SFAS No. 142, "Goodwill and Other Intangible Assets." As a result the company recorded during the first quarter of fiscal 2003 a non-operating non-cash goodwill impairment charge of $37.6 million ($24.2 million net of taxes of $13.4 million), or $2.11 per share diluted, related to the goodwill associated with the Culp Decorative Fabrics division.

      PRO FORMA (NON-GAAP) INFORMATION AND RECONCILATION

a) Consolidated Statements of Income (Loss) -- The company has included, within this financial information release, proforma income statements which reconcile the reported income statements with proforma results, which exclude restructuring and related charges and credits, goodwill amortization and cumulative effect of accounting change. See PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) on pages 7 and 8 of this financial information release. The company has included this proforma information in order to show operational performance excluding the effects of restructuring charges and credits, and goodwill amortization.

b) Free Cash Flow -- The company defines free cash flow as cash flow from operations less capital expenditures. Free cash flow is used to measure the company's available cash flow for potential debt repayment and other uses. See CONSOLIDATED STATEMENTS OF CASH FLOW on page 3 of this release for reconciliation of free cash flow to net cash provided by operating activities.


     RESTRUCTURING AND RELATED CHARGES -- The financial results for the fourth quarter include a total of $1.0 million in restructuring related charges, which were classified in cost of sales, and a $25,000 credit classified under the restructuring expense line item. The restructuring related charges represent primarily equipment relocation costs associated with the closing of the Chattanooga, Tennessee facility within the Culp Decorative Fabrics division in October 2002. The net after tax effect of the restructuring related charges and restructuring credit was a reduction in net income per share by $0.05 for the fourth quarter of fiscal 2003.

The Culp Decorative Fabrics (CDF) restructuring actions are expected to improve gross margins within the division by reducing fixed manufacturing costs and operating fewer facilities at higher utilization rates. The initiative is projected to result in annual cost savings of approximately $12 million, which began in the third quarter of fiscal 2003. Approximately $8 million of these savings relate to fixed manufacturing costs and the remaining $4 million relate to variable manufacturing costs. Realization of the savings from lower fixed manufacturing costs was achieved upon the closing of the Chattanooga, Tennessee operation at the end of the second quarter. However, while there has been progress on savings of variable manufacturing costs, the company expects the potential benefits to be realized over the next two to three quarters as operations within CDF achieve higher levels of efficiency.

The CDF restructuring resulted in total restructuring and related charges of $15.0 million during fiscal 2003. The company currently estimates that this restructuring will result in minimal additional charges during fiscal 2004, most of which relate to equipment relocation costs.

CHINA INITIATIVE

On March 31, 2003, the company announced a strategic marketing initiative to establish manufacturing and distribution operations in China. The strategy is to link the company's strong customer relationships, design expertise and production technology with low-cost fabric manufacturers in China in order to deliver enhanced value to its customers throughout the world.

The company is currently in the process of establishing its operations in China. In May, a general manager for the China operations relocated to Shanghai, China, and is in the process of hiring a small number of additional personnel. The company has applied for all the required business licenses and expects to have full approval by mid July 2003. The company has signed a lease on a 65,000 square-foot facility and the building is expected to be ready for equipment installation and office occupancy by August 1, 2003. Along with the installation of finishing equipment, the company plans to begin doing business at the China facility during the second fiscal quarter, which is expected to include fabric inspection, testing and distribution. Limited finishing operations are anticipated to begin in the third fiscal quarter.

INCOME STATEMENT COMMENTS

     UPHOLSTERY FABRIC SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     NET SALES -- Upholstery fabric sales for the fourth quarter of fiscal 2003 decreased 17.2% to $65.4 million (see sales by Segment/Division on page 5). The decrease of $13.6 million is due to:

(1) The exit of the wet print flock business at the end of fiscal 2002, a product category that generated $3.9 million in sales for the fourth quarter of last year. This factor accounted for approximately 30% of the overall decrease;
(2) Reduced demand from customers due to: (a) general weakness in consumer demand for furniture as a result of the soft U.S. economy, weaker consumer confidence and the Iraq war uncertainties; (b) increasing consumer preference for leather furniture; and (3) an increase in imported fabrics, both in "piece goods" and "cut and sewn kits." The company estimates that these factors accounted for about half of the overall segment decrease in sales;
(3) The company's strategy to focus on improving the profitability of its sales mix by reducing or eliminating products generating little or no profit. In the Culp Decorative Fabrics division (or "CDF"), the company has discontinued about half of its finished goods stock-keeping units ("SKUs") over the last eighteen months, most of which were small volume items and were very costly to produce. The company estimates this factor accounted for the remainder of the overall decrease (approximately 20%).

Upholstery fabric sales to the company's top 30 North American customers for the fourth quarter was $40.1 million, down 10.4% from the fourth quarter of last year.

     GROSS PROFIT - Gross profit for the fourth quarter of fiscal 2004 was $11.0 million, or 16.8%, versus $14.1 million, or 17.8%, for the same quarter of last year. In spite of significantly lower sales, the upholstery fabric segment held gross margins (excluding restructuring related charges in both periods) about the same, or 18.3%, for the fourth quarter of this year versus 18.6% for the previous year. However, due to the lower sales, gross profit dollars (excluding restructuring related charges) declined $2.7 million (See reconciliation on page 5 of this release). Approximately two-thirds of the decrease related to lower demand for velvet fabrics.


     MATTRESS TICKING SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     NET SALES -- Mattress ticking sales for the fourth quarter of fiscal 2003 decreased 15.5% to $24.8 million. The sales decrease is principally due to the overall weakness in consumer demand for mattresses. Additional factors that could be affecting ticking demand from bedding manufacturers are: (a) the gradual shift by many customers to "one-sided" mattresses, which require one-third less mattress ticking; and (b) a growing consumer preference at the higher end of the bedding market for knitted tickings rather than woven or printed tickings (although the company has begun to source knitted tickings from an outside supplier).

     GROSS PROFIT - For the fourth quarter of fiscal 2003, the mattress fabric segment (Culp Home Fashions or CHF) reported gross profit dollars and margins of $5.2 million and 20.9%, respectively, compared with $8.9 million and 30.4 % for the same period last year. The principal reason for the decline was the lower sales volume and reduced production schedules, which resulted in less absorption of fixed costs. Additionally, there are some increasing pricing pressures related to the overall competitive situation in the bedding industry.

     SG&A EXPENSES -- SG&A expenses of $10.3 million for the fourth quarter declined $3.9 million, or 27.5%, from the prior year amount of $14.2 million. As a percent of net sales, SG&A expenses decreased to 11.4% from 13.1% the previous year. SG&A expenses in the fourth quarter included a credit to bad debt expense in the amount of $59,000 due to a decrease in past due receivable balances. This amount compares with bad debt expense of $1.2 million in the year-earlier period. Additionally, SG&A expenses for the fourth quarter were lower due to lower management incentive compensation expense, and reduced expenses related to sales due to lower sales volume. The lower incentive compensation expense reflects the fact that the entire fiscal 2002 amount was recorded in the fourth quarter of that year since the company was operating at a net loss through the third quarter and therefore did not meet incentive targets. However, the fiscal 2003 expense was accrued more evenly over the four quarterly periods as incentive targets were realized.

     INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the fourth quarter declined to $1.4 million from $2.1 million due to significantly lower borrowings outstanding, offset somewhat by an $187,500 increase in interest expense associated with the $75 million term loan. Interest income increased to $182,000 from $77,000 due to significantly higher average invested cash for the quarter as compared with the prior year.

     OTHER EXPENSE (INCOME), NET -- Other expense (income) for the fourth quarter of fiscal 2003 totaled $160,000 compared with $718,000 in the prior year. The decrease was principally due to lower legal and debt issue expenses.

     INCOME TAXES -- The effective tax rate (taxes as a percentage of pretax income (loss)) for the fourth quarter of fiscal 2003 was 27.6%, compared with 52.4% for the fourth quarter of fiscal 2002. The higher rate in last year's comparable quarter reflects the increased tax benefits related to the company's loss in the U.S. resulting from the fourth quarter restructuring charge for the exit of the wet printed flock product line. In addition, during the fourth quarter of fiscal 2003, the company reduced estimated accruals no longer required for federal and state tax by $450,000. As a result of this reduction, the effective rate, excluding restructuring and related charges in each period, was 29.6% for the fourth quarter of fiscal 2003 compared with 34.0% for the fourth quarter of fiscal 2002.

     The effective tax rate for fiscal 2003 was 67.9% compared with 44.0% for fiscal 2002. The higher rate on pretax loss in each period reflects the benefit from the reduction in estimated accruals described above as well as a lower proportion of earnings in fiscal 2003 from the company's Canadian subsidiary that is taxed at a lower effective rate. Excluding the cumulative effect of accounting change and restructuring and related charges, the effective tax rate for each of fiscal 2003 and fiscal 2002 was 34%.

BALANCE SHEET COMMENTS

     CASH AND CASH INVESTMENTS -- Cash and cash investments as of April 27, 2003 decreased to $24.4 million from $32.0 million at the end of fiscal 2002, reflecting cash flow from operations of $35.2 million for fiscal 2003, capital expenditures of $12.2 million, debt repayment of $32.0 million and stock issuance from the sale of exercised stock options of $1.4 million.

     WORKING CAPITAL -- Accounts receivable as of April 27, 2003 decreased 25.6% from the year-earlier level, due to lower sales volumes, the decline in international sales and related longer credit terms, repayment of past due balances, and an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 33 days at April 27, 2003 compared with 36 a year ago. Inventories at the close of the fourth quarter decreased 14.4% from a year ago. Inventory turns for the fourth quarter were 5.7 versus 5.8 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable-trade) was $61.9 million at April 27, 2003, down from $76.9 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for fiscal 2003 was $12.2 million. This compares with $4.7 million in fiscal 2002. The larger projects for fiscal 2003 were the weaving modernization at the Pageland, S.C. related to the Chattanooga restructuring and the weaving expansion in the Culp Home Fashions division. Depreciation for the fourth quarter and total year fiscal 2003 were $3.4 million and $14.0 million, respectively. For fiscal 2004, the company's capital expenditure budget is $8.0 million, of which $3.0 million is related to the company's China initiative. Depreciation expense for fiscal 2004 is estimated to be comparable with fiscal 2003.

     INTANGIBLE ASSETS -- As of April 27, 2003, $9.2 million in goodwill is the company's only intangible asset. The company adopted SFAS No. 142 on April 29, 2002. During the first quarter of fiscal 2003 the company recognized an impairment charge of $37.6 ($24.2 million net of taxes of $13.4 million) upon adoption of SFAS No. 142.

     LONG-TERM DEBT - During the fourth quarter, the company reduced its long-term debt (current maturities plus long-term debt) by an additional $20.0 million by repaying completely the remaining Industrial Revenue Bonds. These repayments left long-term debt at $76.5 million at April 27, 2003, down $32.0 million from $108.5 million at April 28, 2002. The company's long-term debt to tangible capitalization (defined as long-term debt plus shareholder's equity minus goodwill) ratio was 47.0% at fiscal 2003 year end versus 60.1% at the end of last year. The company was in compliance with all financial covenants in its loan agreements as of April 27, 2003.

     All of the company's remaining debt is totally unsecured and is comprised of a $75 million term loan, with a fixed interest rate of 7.76%, and a $1.5 million, non-interest bearing term loan with the Canadian government. Additionally, the company has a $15.0 million revolving credit line with a bank, of which no balance is outstanding at April 27, 2003. The first scheduled principal payment on the $75 million term loan is due March 2006 in the amount of $11.0 million. The Canadian government loan is repaid in annual installments of approximately $500,000 per year.


FREE CASH FLOW COMMENTS

     Free cash flow (see reconciliation on page 3 of this release) was $23.0 million for fiscal 2003 compared with $33.4 million for fiscal 2002 and $22.6 million for fiscal 2001. Over the past three fiscal years, the company has generated $79.0 million in free cash flow by improving earnings, lowering the investment in working capital and reducing capital spending.


BUSINESS OUTLOOK

     For the first quarter of fiscal 2004, the company expects a higher decline in consolidated sales than the fourth quarter decrease of 16.8%. While mattress ticking sales are expected to decrease by substantially less than their fourth quarter rate of 15.5%, the year-over-year decline in upholstery fabrics is expected to be somewhat higher than the fourth quarter rate of 17.2%. The first quarter of fiscal 2004 will end on August 3, 2003, and will include 14 weeks. Due to the lower expected sales levels, mostly in the upholstery fabric segment, the company believes gross profit dollars are likely to show a significant decrease from last year's first quarter levels of $13.9 million. The company expects almost all of the lower gross profit will be attributable to lower sales in upholstery fabrics, resulting in significant production downtime, unabsorbed fixed costs and higher unfavorable manufacturing variances. Slightly lower SG&A, interest, and other expenses are expected to offset some of the reduction in gross profit. However, with the significant ongoing weakness in the furniture industry and the lack of visibility into the quarter to date, it is more difficult to estimate the degree to which the company's profitability will decrease. At this time, the company expects to report a net loss in the range of ($0.06) to ($0.13) per share, depending upon the actual level of demand throughout the quarter. The first quarter of the company's fiscal year, which includes the summer months, is the slowest period for Culp and the furniture industry due to scheduled plant vacation shutdowns. In addition, while there are some indications that consumer confidence is improving with the resolution of the Iraq war, passing of the tax bill and higher stock market valuations, the company does not yet see any indications of a recovery in the demand for furniture and upholstery fabrics over the remainder of the first quarter. However, the company is optimistic that sales will start to pick up in the early fall, as is seasonally normal. With the restructuring initiatives over the past year, improved creativity in design and the continued progress in reducing costs, the company believes it has an excellent opportunity to leverage earnings when sales regain momentum.